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Park Hotels & Resorts Inc. 1775 Tysons Boulevard 7th Floor Tysons, VA 22102 +1 571.302.5757 Main

April 12, 2021

Dear Fellow Stockholders:

Before you cast your vote on Proposal 3: Advisory Vote to Approve Compensation of Named Executive Officers (the “Say-On-Pay Proposal”), we, on behalf of the members of the Board of Directors of Park Hotels & Resorts Inc. (“Park”), encourage you to review this supplement, as well as the detailed information provided in the Compensation Discussion and Analysis section of Park’s 2021 Proxy Statement.  We understand that the evaluation of our Say-On-Pay Proposal is challenging in this year of such unprecedented disturbance to the lodging and hospitality industry.  It is our sincere hope that by providing additional details and context to our compensation decisions, we can provide more insight into the thoughtful and deliberate decisions made by the Compensation Committee, which were driven by the desire to motivate and retain our experienced management team so that they can continue to steer Park through these turbulent times.

•	Challenges to Park’s business in 2020 required extraordinary effort and decisive action by management

2020 was an unprecedented and challenging year for all of us, including Park.  As a result of the COVID-19 pandemic, demand for travel – and in turn hotel rooms – declined at a precipitous pace beginning in the first quarter of 2020.  Park’s management team quickly realized the risks both to Park’s business and to the safety of its employees and immediately began taking decisive action to reduce costs, solidify Park’s liquidity position and keep its employee safe, including by:

➣	Delaying non-essential capital expenditures and minimizing discretionary spending

➣	Significantly increasing Park’s cash balances by successfully completing two separate senior-secured notes offerings, raising in aggregate $1.375 billion

➣

Adjusting Park’s operations to preserve its cash, including by establishing an initial baseline cash burn rate at the start of the pandemic of approximately $85 million per month and subsequently reducing the average monthly burn rate by more than 50% to approximately $42 million per month by the fourth quarter of 2020

➣	Extending the maturity on Park’s revolving credit facility and increasing its capacity by $75 million to $1.075 billion

➣

Implementing challenging but necessary decisions to suspend operations at a significant portion of Park’s portfolio, followed by successfully overseeing the reopening of a majority of the suspended hotels, with 50 out of 60 of Park’s hotels open by the end of 2020.

Park’s leadership team worked tirelessly to implement the above actions, and our compensation decisions in 2020 were thoughtfully deliberated to ensure that we appropriately motivate, retain, and recognize the significant efforts put forth by our talented and experienced executive team across an extraordinary period.  With discussions beginning in March 2020 regarding how to ensure that executive compensation practices during the pandemic would continue to align with Park’s pay-for-performance philosophy – thus recognizing the shift in management’s focus/achievements necessary to navigate the pandemic, while also reflecting the adverse impact of the pandemic on Park’s stock price and its stockholders – Park’s Compensation Committee diligently considered the effects of the pandemic on Park’s business.  Concurrently, the Compensation Committee undertook a thorough evaluation of reasonable compensation actions to directly align the interests of the Company’s executives with those of stockholders and ultimately determined that rewarding the team for effectively reverting the stock price to pre-pandemic levels was the appropriate course of action.

Prior to our November PSUs being awarded, our stock price had stagnated around $10 per share for a period of nearly six consecutive months, which was more than 50% below the stock price when we granted the Chesapeake awards in February 2020.  At the time, Park faced an uncertain future due to the precipitous decline in stock price, an unprecedented environment where the majority of our assets were restricted from being open due to governmental regulations, and it was critical to focus our executives on doing all that was necessary to preserve and increase shareholder value.

•	Park’s compensation program is designed to align the interests of the management team with those of Park’s stockholders

Since Park’s spin-off in 2017, Park’s compensation program has been designed to ensure that executives and other employees are paid fairly while delivering the best results for Park’s stockholders. This dual goal is accomplished by aligning compensation components with stockholder value. For instance, as disclosed in Park’s 2021 Proxy Statement, a significant portion of the fiscal year 2020 compensation for Park’s management team was performance-based or at risk.  In fact, 87.5% of the Chief Executive Officer’s compensation and 75.2% of the average compensation of our other named executive officers was performance-based or at risk in 2020. Furthermore, the vesting of the multi-year performance-based portion of any annual award is predicated on Park’s total stockholder return relative to that of Park’s most direct hotel industry peers, further ensuring Park’s compensation practices are aligned to stockholder value.

This effort to maintain a fair compensation program that aligns management and stockholders’ interests has been consistently recognized in past years by Park’s stockholders, with our say-on-pay proposals receiving average support of 96% since we became a public company in 2017:

As we are extremely proud of these results and recognize stockholders’ past satisfaction with the overall structure of our compensation program, we consciously made efforts not to disrupt the overall structure of the Park compensation program in 2020 while at the same time recognizing the need to acknowledge the extraordinary accomplishments of management in responding to the challenges caused by the COVID-19 pandemic.

•	2020 special awards were made in response to extraordinary circumstances

While special awards are used only after careful consideration, occasionally rare and extraordinary events warrant their granting. Park recently experienced two such rare and extraordinary events. Although these events appear to have occurred close in time, they were in fact completely distinct from each other in timing, impact and nature – and each warranted separate recognition.

➣

In September 2019, Park successfully completed its transformative acquisition of Chesapeake Lodging Trust, which solidified Park’s status as the second-largest publicly-traded lodging REIT by enterprise value. While technically granted in February 2020, the Chesapeake special equity award was granted in recognition of the work that was undertaken in 2019 in connection with the completion of this $2.5 billion transaction, as well as to incentivize the continued work that would be required in order to quickly integrate the newly-acquired hotels into Park’s portfolio.  This award was structured and granted prior to the onset of the COVID-19 pandemic.  As described in Park’s 2021 Proxy Statement, 100% of these awards were equity-based, with 50% consisting of performance-based awards.   The devastating effects that the COVID-19 pandemic had on the lodging and hospitality industry resulted in this 50% performance-based portion being forfeited in 2020.

➣

In March 2020, the COVID-19 pandemic swept across the world causing the worst disruption ever experienced in the lodging and hospitality industry, immediately changing Park’s business landscape and requiring extraordinary discipline and decisive action by management. The special one-time award of 100% equity-based, performance stock units (“PSUs”) granted in November 2020 was designed to incentivize recipients to take actions required to preserve and grow value for stockholders.  These PSUs were intentionally tied to Park’s stock price performance returning to pre-pandemic levels.  In order for recipients to achieve maximum payout of these PSUs, approximately $3.5 billion in value creation by market capitalization is required as compared to Park’s market capitalization on the grant date. The Compensation Committee believes that the award was structured to retain key employees and incentivize this value creation in alignment with the interests of Park’s stockholders.

To stress the point again – in both of these cases, special 100% equity-based awards were granted in response to extraordinary circumstances.  It is the Compensation Committee’s policy not to make special equity grants outside its regular long-term incentive program absent extraordinary circumstances, and the Compensation Committee does not expect to grant any special equity awards in 2021 to Park’s senior management.

•	No changes were made to in-progress LTIP equity awards

Park strongly believes that a significant portion of each executive’s compensation should be truly “at risk.” In accordance with this view, Park made no changes to the in-progress PSUs granted in 2018, 2019 or 2020, despite the COVID-19 pandemic having a significant impact on the potential value of the awards that was beyond the control of Park’s executives.

•	2020 Annual STIP bonuses paid out below target, appropriately reflecting 2020 business challenges.

Consistent with Park’s pay-for-performance philosophy, Park’s named executive officers received 2020 annual STIP bonuses significantly below target.  The Chief Executive Officer’s bonus payout was 65% of target, and the other named executive officers received payouts between 70% and 80% of target.  As described in Park’s 2021 Proxy Statement, the Compensation Committee made these payout decisions while balancing the challenges faced by the lodging and hospitality industry in 2020 with the significant effort and successes of Park’s executives in preserving and improving liquidity, managing Park’s suspension and eventual re-opening of its hotels and developing a COVID-19 corporate response plan.

We hope that this letter has been helpful in providing additional context on our Say-on-Pay Proposal.  For the reasons set forth above, and as further detailed in Park’s 2021 Proxy Statement, we recommend stockholders vote FOR Proposal 3 approving, on an advisory basis, the compensation of our named executive officers.

Thank you very much for your continued support of Park Hotels & Resorts Inc.

Sincerely,

Gordon M. Bethune	Stephen I. Sadove
Lead Independent Director	Chair, Compensation Committee

Forward-Looking Statements

This letter contains forward-looking statements regarding Park’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Park’s filings with the Securities and Exchange Commission, including the Risk Factors section of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.